Exhibit (d)(3)

May 16, 2008

STRICTLY CONFIDENTIAL

J. Donald Hill

Chairman of the Board

Excel Technology, Inc.

41 Research Way

E. Setauket, New York 11733

Antoine Dominic

Chief Executive Officer

Excel Technology, Inc.

41 Research Way

E. Setauket, New York 11733

Gentlemen:

GSI Group Inc. (“GSI”) and Excel Technologies, Inc. (“Excel”) desire to exchange information in connection with the exploration of a possible merger or similar negotiated business combination transaction (the “Transaction”) between the two companies. In order to allow GSI and Excel to evaluate the Transaction, the parties have determined to provide each other with certain information, including information which is non-public, confidential and proprietary in nature.

All information furnished by or on behalf either party or its Representatives (as defined below) to the other party or its Representatives, whether oral or written, and regardless of the manner in which it is furnished, and all analyses, compilations or other materials prepared by the receiving party or its Representatives which contain or are based, in whole or in part, on such information, is referred to in this letter agreement as “Proprietary Information”. The term “Proprietary Information” does not include, however, information with respect to a party which: (a) is or becomes generally available to the public other than as a result of a disclosure by the other party or its Representatives in violation of this letter agreement; (b) is already in the possession of the other party, provided that such information is not reasonably believed by such other party to be subject to a confidentiality agreement or other obligation of confidentiality to the disclosing party or its Representatives; (c) becomes available to the other party on a non-confidential basis from a person other than the disclosing party or its Representatives who is not bound by a confidentiality obligation to the disclosing party or any of its Representatives; or (d) is independently developed by the other party without reference to Proprietary Information, provided that such independent development can reasonably be demonstrated by the other party.

GSI Group Inc. – Corporate Offices

39 Manning Road, Billerica, MA 01821

Tel: 978-439-5511        Fax: 978-663-9466

www.gsig.com

Messrs. Hill and Dominic

Excel Technologies, Inc.

May 16, 2008

As used in this letter agreement, the term “Representatives” means, as to either party, such party’s affiliates and its and their respective directors, officers, employees, agents and advisors (including, without limitation, financial advisors, counsel and accountants). As used in this letter agreement, the term “person” shall include, without limitation, any corporation, company, partnership, other entity, group or individual. The parties agree that, from time to time, each may determine: (i) that the provision of certain Proprietary Information to the other party or to certain of its Representatives is inappropriate; or (ii) to provide certain Proprietary Information to the other in a manner designed to limit the access of certain Representatives to such material. In any such circumstance, each party will so advise the other party of such limitations and the parties will cooperate to create mechanisms to reflect such limitations.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by a party furnishing Proprietary Information, the other party will, and will cause its Representatives to: (a) except as required by applicable law or legal process, keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information, in whole or in part, to any person other than its Representatives who need to know the Proprietary Information for the purpose of evaluating the Transaction (it being understood that such Representatives shall be advised of the confidential nature of such information and the restrictions imposed by this letter agreement) and will cause those persons to observe the terms of this letter agreement; (b) not use Proprietary Information for any purpose other than in connection with its evaluation of a possible Transaction; and (c) except as required by law, legal process or applicable stock exchange rules, not disclose or reveal to any person (other than those of its Representatives who need to know for the purpose of evaluating the Transaction, it being understood that such persons shall be advised of the confidential nature of such information and the restrictions imposed by this letter agreement) any information about a possible Transaction or the terms or conditions or any other facts relating thereto, including without limitation, the fact that discussions are taking place with respect thereto or the status or termination thereof, the fact that this letter agreement exists or its terms, or the fact that Proprietary Information has been made available. Each Party will be responsible for any breach of the terms of this letter agreement by it or its Representatives.

In the event that a party or any of its Representatives is required by applicable law legal process to disclose any Proprietary Information or any other information concerning the other party or the Transaction, such party will provide the other party with prompt notice of such requirement in order to enable it to seek, and will assist the other party in seeking, an appropriate protective order or other remedy, or to take steps to resist or narrow the scope of the required disclosure. If a protective order or other remedy is not obtained and disclosure of Proprietary Information is required, the person required to disclose such information may so disclose only that portion of the Proprietary Information which the disclosing person is advised by counsel is legally required. In any such event the disclosing person will use its reasonable best efforts to ensure that all Proprietary Information and other information that is so disclosed will be accorded confidential treatment, if available.

If either party determines that it does not wish to proceed with the Transaction, it will promptly advise the other of that decision. In that case, or in the event that either party, in its sole discretion, so requests, the other will promptly return all Proprietary Information, including all copies, reproductions, summaries, analyses, compilations, reports or extracts thereof, and all other materials based on or containing Proprietary Information in its possession or in the possession of any of its Representatives; provided, however, that such other party and

GSI Group Inc. – Corporate Offices

39 Manning Road, Billerica, MA 01821

Tel: 978-439-5511        Fax: 978-663-9466

www.gsig.com

Messrs. Hill and Dominic

Excel Technologies, Inc.

May 16, 2008

its Representatives may, in lieu of delivering analyses or other materials prepared by them based on or containing Proprietary Information, destroy such materials and promptly certify such destruction. Whether written or oral, returned or destroyed, all Proprietary Information shall continue to be held confidential pursuant to the terms of this letter agreement.

Each party acknowledges that neither of them nor any of their Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Proprietary Information. Each party also agrees that it is not entitled to rely on the accuracy or completeness of any Proprietary Information and that it shall be entitled to rely solely on such representations and warranties regarding Proprietary Information as may be made to it in a definitive agreement relating to the Transaction, if any, subject to the terms and conditions of such agreement. Each party agrees that unless and until a definitive agreement regarding a possible transaction has been executed, neither party nor any of their respective Representatives shall be under any legal obligation to the other party with respect to a possible transaction by virtue of this letter agreement or otherwise, except for the matters specifically agreed to herein. Nothing contained in this letter agreement nor the conveying of Proprietary Information hereunder shall be construed as granting or conferring any rights by license or otherwise in any intellectual property.

Each party hereby acknowledges that it is aware, and it will advise its Representatives who are informed as to the matters which are the subject of this letter agreement, that Proprietary Information may include material non-public information and that United States securities laws impose restrictions on trading securities when in possession of such information and on communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to trade in such securities.

Each party agrees that it will not, for a period of two (2) years from the date hereof, directly or indirectly, solicit or recommend any employee of the other party or any of its subsidiaries, for a position outside of his or her position with such party. This restriction shall not apply to (a) any general employment solicitation directed at the public in general, or (b) the party’s employment of employees of the other party or any of its subsidiaries not involving an initial solicitation by such party.

Each party agrees that the other party would be irreparably injured by a breach of this letter agreement by the breaching party or its Representatives, that monetary remedies would be inadequate to protect the other party against any actual or threatened breach of this letter agreement by the breaching party or by its Representatives, and, without prejudice to any other rights and remedies otherwise available to the other party, the breaching party agrees to the granting of equitable relief, including injunctive relief and specific performance, in the other party’s favor without proof of actual damages. It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

If any provision of this letter agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this letter agreement but shall be confined in its operation to the provision of this agreement directly involved in the controversy in which such judgment shall have been rendered.

GSI Group Inc. – Corporate Offices

39 Manning Road, Billerica, MA 01821

Tel: 978-439-5511        Fax: 978-663-9466

www.gsig.com

Messrs. Hill and Dominic

Excel Technologies, Inc.

May 16, 2008

Unless a different term is specified herein, all obligations under this letter agreement shall expire five years from the date of this letter agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The parties agree to submit to the exclusive jurisdiction and venue for any dispute arising out of this letter agreement of the courts of the State of Delaware and of the federal courts of the United States located in the State of Delaware, and any appellate court thereof, and to waive, to the fullest extent permitted by law, any objection that any such dispute has been brought in an inconvenient forum. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.

This letter agreement contains the entire agreement between the parties concerning confidentiality of the Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless approved in writing by each party. This letter agreement shall inure to the benefit of the parties hereto, and their successors and permitted assigns. Any assignment of this letter agreement by either party without the prior written consent of the other shall be void. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon this letter agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours, GSI GROUP INC.

By:	/s/ Sergio Edelstein
Sergio Edelstein
Chief Executive Officer

Confirmed and agreed to as of

the date first written above:

EXCEL TECHNOLOGY, INC.

BY:	/s/ J. Donald Hill
Name: J. Donald Hill
Title: Chairman

GSI Group Inc. – Corporate Offices

39 Manning Road, Billerica, MA 01821

Tel: 978-439-5511        Fax: 978-663-9466

www.gsig.com